EXHIBIT 99.1

PRESS RELEASE Wednesday 3 January 2024 – 18.00 p.m. CET _______________________________________

EURONAV & CMB.TECH CAPITAL MARKETS DAY

ANTWERP, Belgium, 3 January 2024 – Euronav NV (NYSE: EURN & Euronext: EURN) (“Euronav” or the “Company”) will host a Capital Markets Day on Friday 12 January 2024 at 10 a.m. CET.

During this event, Euronav’s management will provide more information on the planned acquisition of CMB.TECH, and on its renewed strategy to create the reference platform in sustainable shipping.

The call will be a hybrid webcast with an accompanying slideshow. You can find details of this conference call, including the link to the conference call below and on the “Investor Relations” page of the Euronav website: https://www.euronav.com/investors/company-news-reports/conference-call/.

The presentation and recording of the Capital Markets Day will be available in our SGM section: https://www.euronav.com/investors/legal-information/sgm/2024/

Webcast Information
Event Type:	Webcast with user-controlled slide presentation
Event Date:	12 January 2024
Event Time:	10:00 – 13:00 CET
Event Title:	“Capital markets day”
Event Site/URL:	Register here
Agenda Event:
• 10h00: CMB.TECH: Creating the reference in sustainable shipping
• 10h45: Euronav and tanker markets
• 11h00: Bocimar and dry bulk markets
• 11h15: Bochem and chemical tanker markets
• 11h30: BREAK
• 11h45: Delphis and container markets
• 12h00: Windcat and offshore wind markets
• 12h15: CMB.TECH Industry and H2/NH3 combustion
• 12h30: H2 Infra and the projects in Namibia
• 12h45: Closing remarks

As the agenda indicates, there will be presentations on both Euronav and CMB.TECH at the Capital Markets Day for informational purposes prior to the SGM. The presentations and recordings will be made available to all shareholders after the event on the Euronav website.

The agenda above has been drafted assuming the acquisition of CMB.TECH would be concluded, however please note that the acquisition is subject to important conditions, including approval by a special general meeting of Euronav’s shareholders in accordance with Article 7:152 BBCA (the “SGM”) and customary waivers of change of control provisions in view of the rollover of certain contracts. The Company and CMB expect to close the Transaction in February 2024.

Given the Company’s strong focus on decarbonization following implementation of its new strategy and the Transaction, Euronav intends to propose to its shareholders to change its corporate name to CMB.TECH following completion of the Transaction and the Offer later this year. It envisages to keep the “Euronav” name as the brand name for its tanker division. Please note that the agenda already uses CMB.TECH as the corporate name.

PRESS RELEASE Wednesday 3 January 2024 – 18.00 p.m. CET _______________________________________

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words "believe", "anticipate", "intends", "estimate", "forecast", "project", "plan", "potential", "may", "should", "expect", "pending" and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the failure of counterparties to fully perform their contracts with us, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for tanker vessel capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors. Please see our filings with the United States Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties.

PRESS RELEASE Wednesday 3 January 2024 – 18.00 p.m. CET _______________________________________

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Contact Euronav:
Communications Coordinator – Enya Derkinderen Tel: +32 476646359 Email: communications@euronav.com

Announcement Q4 Earnings 2023: Thursday 2 February 2024

About Euronav
Euronav is an independent tanker company engaged in the ocean transportation and storage of crude oil. The company is headquartered in Antwerp, Belgium, and has offices throughout Europe and Asia. Euronav is listed on Euronext Brussels and on the NYSE under the symbol EURN. Euronav employs its fleet both on the spot and period market. VLCCs on the spot market are traded in the Tankers International pool of which Euronav is one of the major partners. Euronav’s owned and operated fleet consists of 1 V-Plus vessel, 27 VLCCs (with a further 3 under construction), 21 Suezmaxes (with a further five under construction) and 2 FSO vessels.